EXHIBIT 99.1

Cordia Bancorp Inc. Sells CordiaGrad Student Loan Origination Platform

MIDLOTHIAN, Va., March 01, 2016 (GLOBE NEWSWIRE) -- Cordia Bancorp Inc. ("Cordia") (NASDAQ:BVA), parent company of Bank of Virginia, announced today that it has sold its student loan origination platform, CordiaGrad, to its chief executive officer, Jack Zoeller, who has stepped down from his positions with Cordia and Bank of Virginia in connection with the transaction. The transaction was approved by a committee of disinterested directors and the Board of Directors. RP Financial, LC. provided a fairness opinion.

CordiaGrad, which launched in late 2014, is an online lending channel that offers refinancing to highly qualified borrowers holding federal, private, or parent student loans.

Under the terms of the agreement, Bank of Virginia transferred certain marketing agreements, internet domains, and intellectual property to a newly formed subsidiary, which it sold to Mr. Zoeller in exchange for nominal consideration and Mr. Zoeller’s agreement to relinquish his rights under his employment agreement with Cordia. Five Bank of Virginia employees, in addition to Mr. Zoeller, will transfer to the new entity. No loans are being sold as part of this transaction. In connection with the transaction, Ed Barham has been appointed as President and Chief Executive Officer of Cordia, as a director of Cordia and as Chairman of the Board of Directors of Bank of Virginia.

"This transaction will permit CordiaGrad to accelerate its growth and focus on competing in the dynamic market for on-line lending and student loan refinancing without the constraints of operating within a small community bank," said Jack Zoeller, President and CEO of Cordia. "At the same time, the transaction will reduce Cordia's non-interest expense. I know that I will leave Bank of Virginia in the competent hands of the Bank's experienced management team led by Ed Barham."

“The divestiture of Bank of Virginia’s online student lending business will help Cordia to focus on its core businesses, while allowing us to facilitate and explore future growth opportunities,” commented Ed Barham.

Cordia anticipates recording charges totaling $1.6 million in the first quarter relating to the loss on the sale of the CordiaGrad business and the vesting of equity awards held by Mr. Zoeller. The reduction to book value is expected to be approximately $740,000. The transaction is expected to be immediately accretive to Cordia’s earnings with an earnback period for tangible book value dilution of one year or less. Cordia also anticipates that the transaction will accelerate its ability to recapture the valuation allowance on its $6.1 million net deferred tax asset.

Bank of Virginia will continue to originate student loans on behalf of CordiaGrad for an interim transition period.

About Cordia Bancorp

Cordia Bancorp Inc. is a public bank holding company founded in 2009 seeking to invest in undervalued community banks and pursue organic and strategic growth in the Mid-Atlantic banking market. Substantially all of the assets of Cordia consist of its investment in Bank of Virginia. Bank of Virginia provides retail banking services to individuals and commercial customers through six full-service banking locations in the greater Richmond market, including Chesterfield and Henrico Counties and Colonial Heights, Virginia. CordiaGrad provides student loan refinancing services through two offices in Midlothian, VA and Washington, DC.

For more information about Cordia Bancorp, Bank of Virginia and CordiaGrad, visit our websites: www.cordiabancorp.com, www.bankofva.com and www.cordiagrad.com.

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's periodic filings with the Securities Exchange Commission. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

FOR MORE INFORMATION CONTACT:
Mark Severson,
EVP and CFO, Cordia Bancorp Inc.
804-763-1322